EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-289528, 333-286258, 333-278329, 333-270718, 333-263624, 333-254045, 333-237140, 333-230282 and 333-224018) on Form S-8 and Registration Statements (Nos. 333-271786 and 333-268687) on Form S-3 of Cue Biopharma, Inc. of our report dated March 16, 2026, relating to the consolidated financial statements of Cue Biopharma, Inc. and subsidiary, appearing in this Annual Report on Form 10-K of Cue Biopharma, Inc. for the year ended December 31, 2025.

/s/ RSM US LLP

Boston, MA

March 16, 2026